Dear Evergreen Shareholders:

I believe that the recent changes in Evergreen’s management and board positions are positive developments for our shareholders. I support CEO Tom Stoner and his restructuring efforts regarding the board and the company’s management team.

I am now comfortable making this announcement, knowing we have a clear mission for K-Fuel and GreenCert. The teams are high-energy, passionate, know what they need to do, and know the deadlines that they need to meet.

This period in the company’s history is the first time in several years that we have real projects with clearly defined execution plans:

•	Asia is the right place and time for K-Fuel, and

•	The entire world is ready for GreenCert.

I am confident about Evergreen’s present and future. Therefore, it is time for me to transition from an employee to senior advisor to the CEO. It is important that the CEO have a clear path for leadership without a “founding father” looking over his shoulder. There should be no confusion about who is running the company.

The stock that is granted to me as consideration of this transition will be transferred to persons I feel deserve additional recognition for the work that they have done on behalf of Evergreen and to charity.

My life and future are invested in the success of Evergreen. It is my firm belief that if this team executes as planned, it will produce great results for Evergreen and its shareholders.

I remain, respectfully,

Ted Venners, founder